Exhibit 99.1

Media Inquiries: 312/436-4356
Investors Relations: 312/436-4125
USG CORPORATION REPORTS QUARTERLY, FULL YEAR RESULTS AND
CONTINUED PROGRESS IN STRENGTHENING ITS OPERATIONS
•	Weak market conditions affected all business segments
•	Cost reductions favorably impacted results

•	Cash and liquidity positions strengthened
CHICAGO, Jan. 27, 2010 — USG Corporation (NYSE:USG), a leading building products company, today reported net sales of $720 million and a net loss of $598 million, or $6.02 per diluted share for the fourth quarter of 2009. The net loss included a non-cash, $548 million deferred tax asset valuation allowance, $31 million of restructuring, impairment and other charges, and $97 million of income from the settlement of a lawsuit.
“We anticipated very difficult market conditions in 2009 and took action accordingly,” said William C. Foote, USG Chairman and CEO. “Structural cost reduction initiatives and aggressive management of product margins helped to mitigate the impact of exceptionally weak demand. A continued sharp focus on overall spending and working capital, plus the successful settlement of the Lafarge lawsuit, added to the corporation’s strong cash and liquidity positions.”
Foote continued, “2010 will be another challenging year. We expect our businesses to benefit further from the many actions that we continue to take to optimize our operations. We are confident that our emphasis on the elements of the business that are within our control, such as customer satisfaction, cost control, sizing the business to market conditions and innovation, will enable us to manage successfully through this prolonged downturn. Looking forward, we believe we are well-positioned to capitalize on an economic rebound and a recovery in our key market segments,” concluded Foote.
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USG REPORTS 2009 FOURTH QUARTER EARNINGS/2
The non-cash, deferred tax asset valuation allowance in the fourth quarter of 2009 will not impact the corporation’s ability to utilize its U.S. net operating loss carryforwards to offset taxable U.S. earnings in the future. At December 31, 2009, the corporation had a federal net operating loss carryforward of approximately $1.2 billion that will not begin to expire before 2026. The $31 million in fourth quarter charges includes $29 million of restructuring and long-lived asset impairment charges and $2 million of goodwill and other intangible asset impairment charges.
For the fourth quarter of 2008, the corporation recorded net sales of $981 million and a net loss of $349 million, or $3.52 per diluted share. Those results included pre-tax restructuring, long-lived asset impairment, goodwill and other intangible asset impairment charges aggregating $294 million. The net loss also included a non-cash, $68 million deferred tax valuation allowance.
Core Business Results
North American Gypsum
USG’s North American Gypsum segment reported fourth quarter 2009 net sales of $407 million, down from net sales of $505 million reported in last year’s fourth quarter. It reported an operating profit of $63 million in the fourth quarter of 2009, which included $97 million, net of fees, of income from the settlement of litigation and restructuring and long-lived asset impairment charges of $1 million. North American Gypsum reported an $87 million operating loss, including $32 million in restructuring and impairment charges, in the fourth quarter of 2008.
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USG REPORTS 2009 FOURTH QUARTER EARNINGS/3
United States Gypsum Company reported fourth quarter 2009 net sales of $315 million compared to $415 million in the fourth quarter of 2008. The decline in net sales was primarily attributable to an 8 percent decline in the realized selling price of Sheetrock® brand gypsum wallboard and a 26 percent decline in wallboard shipments. Sales of complementary products were also lower.
U. S. Gypsum reported a fourth quarter 2009 operating profit of $57 million, including the benefit of the litigation settlement, an improvement when compared to an operating loss of $81 million in fourth quarter of 2008. Profitability for joint treatment and cement board products improved while overhead and other costs were reduced. These more than offset the negative effects of lower wallboard prices and volumes. The operating loss improved by $14 million when excluding restructuring and long-lived asset impairment charges in the fourth quarter of both 2009 and 2008 and the $97 million litigation settlement in the fourth quarter of 2009. The operating profit in the fourth quarter of 2009 and the operating loss in the fourth quarter of 2008 included restructuring and long-lived asset impairment charges of $1 million and $28 million, respectively.
U.S. Gypsum shipped 1.06 billion square feet of gypsum wallboard during the fourth quarter of 2009 compared with 1.44 billion square feet shipped during last year’s fourth quarter. U.S. Gypsum’s average realized selling price for gypsum wallboard was $109.86 per thousand square feet during the fourth quarter of 2009, compared with $118.98 in the fourth quarter of 2008 and $115.33 in the third quarter of 2009.
The gypsum division of Canada-based CGC Inc. reported fourth quarter 2009 net sales of $73 million, an increase of $2 million, or 3 percent, compared with the same period a year ago. The sales increase was principally due to the favorable effects of currency translation in the fourth quarter of 2009 compared to the fourth quarter of 2008, partially offset by lower sales of Sheetrock brand gypsum wallboard. Operating profit of $5 million was recorded in the fourth quarter of 2009, an improvement compared to an operating loss of $10 million in the fourth quarter of 2008. This improvement was primarily due to improved wallboard profitability and the favorable impact of cost reductions.
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USG REPORTS 2009 FOURTH QUARTER EARNINGS/4
USG Mexico S.A. de C.V., USG’s Mexico-based gypsum business, reported fourth quarter 2009 net sales of $36 million, down from $44 million in last year’s fourth quarter. The decline in sales was largely attributable to a decline in shipments of gypsum wallboard. Operating profit was $3 million in the fourth quarter of 2009, unchanged from the fourth quarter last year.
Building Products Distribution
L&W Supply Corporation and its subsidiaries, which comprise USG’s building products distribution segment, reported fourth quarter 2009 net sales of $270 million, down 38 percent compared to the fourth quarter of 2008. Fourth quarter 2009 net sales reflected lower volumes in all major product categories as a result of weaker commercial and residential construction demand. Sales of gypsum wallboard and the aggregate sales of other products were each down 38 percent compared with last year’s fourth quarter.
L&W Supply reported an operating loss of $63 million for the fourth quarter of 2009 compared to an operating loss of $256 million for last year’s fourth quarter. The fourth quarter 2009 operating loss included $25 million in restructuring charges. The fourth quarter of 2008 operating loss included $241 million of restructuring, goodwill and other intangible asset impairment charges.
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USG REPORTS 2009 FOURTH QUARTER EARNINGS/5
L&W Supply has taken action to reduce its cost structure in response to the significant decline in demand for its building products, closing 37 locations in 2009 and significantly reducing other costs. The closures have been widely dispersed throughout the markets L&W serves. As of December 31, 2009, L&W operated 164 distribution centers in 37 states.
Worldwide Ceilings
USG’s Worldwide Ceilings segment reported fourth quarter 2009 net sales of $146 million compared with fourth quarter 2008 net sales of $171 million. Operating profit was $5 million for the fourth quarter of 2009 compared to a $12 million operating loss in the fourth quarter of 2008. Fourth quarter 2009 operating profit included restructuring and impairment charges of $4 million compared to $15 million in similar charges in the fourth quarter of 2008.
USG Interiors Inc., USG’s domestic ceilings business, reported fourth quarter 2009 net sales of $90 million and operating profit of $5 million. These results compared with net sales of $109 million and operating profit of $3 million for the fourth quarter of 2008. The sales decline primarily reflects lower shipments of both ceiling tile and grid attributable to reduced commercial construction activity. Operating profit improved primarily due to a reduction in overhead costs, which more than offset the negative effects of lower volumes across all major product lines.
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USG REPORTS 2009 FOURTH QUARTER EARNINGS/6
USG International reported net sales of $55 million for the fourth quarter of 2009, a decrease of $4 million compared with the fourth quarter of 2008. The lower levels of sales were largely due to lower demand for ceiling grid in Europe, lower demand for ceiling tile in the Asia-Pacific region and reduced demand for gypsum products in Latin America. The operating loss for the fourth quarter of 2009 was $2 million compared with a loss of $16 million for the fourth quarter of 2008. USG International recorded a charge of $4 million for restructuring and asset impairment in the fourth quarter of 2009. The fourth quarter of 2008 included $14 million of restructuring and goodwill impairment charges.
The ceilings division of CGC Inc. reported fourth quarter 2009 net sales of $14 million, an increase of $1 million from last year’s fourth quarter. Operating profit in the fourth quarter of 2009 increased to $2 million from $1 million in the fourth quarter of last year primarily due to improved manufacturing costs.
Other Consolidated Information
For the full year of 2009, the corporation reported net sales of $3.2 billion and a net loss of $787 million, or $7.93 per diluted share. For the full year of 2008, net sales were $4.6 billion and the corporation reported a net loss of $463 million, or $4.67 per share. The corporation’s consolidated results for the full year of 2009 included restructuring and long-lived asset impairment charges of $80 million, goodwill and other intangible asset impairment charges of $43 million and $575 million for a deferred tax asset valuation allowance. The net loss for the full year of 2009 also included $97 million, net of fees, in income from the settlement of the Lafarge lawsuit.
The corporation’s consolidated net loss for the full year of 2008 included after-tax charges of $177 million for goodwill and intangible asset impairment, $61 million for restructuring and long-lived asset impairment charges and $71 million for a tax valuation allowance.
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USG REPORTS 2009 FOURTH QUARTER EARNINGS/7
Selling and administrative expenses were $85 million and $304 million for the fourth quarter and full year of 2009, respectively, representing decreases of $8 million, or 9 percent, and $76 million, or 20 percent, from the respective 2008 periods.
Interest expense for the fourth quarter and full year of 2009 was $45 million and $165 million, respectively. Interest expense was $27 million and $86 million for the fourth quarter and full year of 2008, respectively. Interest expense was higher in 2009 due primarily to the corporation’s financing activity. Total debt amounted to $1.962 billion as of December 31, 2009 compared with $1.836 billion as of December 31, 2008. The increase in debt during 2009 was primarily due to the August issuance of $300 million of senior notes and the borrowing of $25 million under a ship mortgage facility, offset by the repayment of $190 million of bank debt.
The income tax expense for the fourth quarter of $542 million primarily reflects the $548 million deferred tax asset valuation allowance against all of the corporation’s U.S. deferred tax assets and virtually all state deferred tax assets. The corporation recognized this allowance in the fourth quarter of 2009 in accordance with accounting rules requiring it to record a valuation allowance when a threshold cumulative loss period has been reached.
Capital expenditures in the fourth quarter of 2009 were $8 million compared with $29 million in the fourth quarter of 2008. For the full year of 2009, capital expenditures were $44 million compared with $238 million for the full year of 2008.
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USG REPORTS 2009 FOURTH QUARTER EARNINGS/8
As of December 31, 2009, the corporation had $690 million of cash and cash equivalents, compared with $621 million as of September 30, 2009 and $471 million as December 31, 2008. The increase in cash since the end of September was primarily due to the receipt of $74 million, net of fees, representing a portion of the amount due to the corporation from the settlement of the Lafarge lawsuit. The corporation’s total liquidity as of December 31, 2009 was $808 million, comprised of its cash and cash equivalents and $118 million of borrowing availability under its credit facilities.
A conference call is being held today at 10:00 A.M. Central Time during which USG senior management will discuss the corporation’s operating results. The conference call will be webcast on the USG Web site, www.usg.com, in the Investor Information section. The dial-in number for the conference call is 1-800-315-2944 (1-847-413-2929 for international callers), and the passcode is 26122979. After the live webcast, a replay of the webcast will be available on the USG Web site. In addition, a telephonic replay of the call will be available until Friday, February 5, 2010. The replay dial-in number is 1-888-843-8996 (1-630-652-3044 for international callers), and the passcode is 26122979.
USG Corporation is a manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, Inc. and L&W Supply Corporation and other subsidiaries. Headquartered in Chicago, USG’s worldwide operations serve the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.
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# # #
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and, accordingly, may affect our sales and profitability or other results and liquidity. Actual results may differ due to various other factors, including: economic conditions such as the levels of new home and other construction activity, employment levels, the availability of mortgage, construction and other financing, mortgage and other interest rates, housing affordability and supply, the levels of foreclosures and home resales, currency exchange rates and consumer confidence; capital markets conditions and the availability of borrowings under our credit agreement or other financings; competitive conditions, such as price, service and product competition; shortages in raw materials; changes in raw material, energy, transportation and employee benefit costs; the loss of one or more major customers and our customers’ ability to meet their financial obligations to us; capacity utilization rates; changes in laws or regulations, including environmental and safety regulations; the outcome in contested litigation matters; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this press release.

USG CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months		Twelve Months
	ended December 31,		ended December 31,
	2009	2008	2009	2008

Net sales	$720	$981	$3,235	$4,608

Cost of products sold	712	975	3,090	4,416

Gross profit	8	6	145	192

Selling and administrative expenses	85	93	304	380

Litigation settlement income	(97)	—	(97)	—

Restructuring and long-lived asset impairment charges	29	68	80	98

Goodwill and other intangible asset impairment charges	2	226	43	226

Operating loss	(11)	(381)	(185)	(512)

Interest expense	45	27	165	86

Interest income	(1)	(2)	(4)	(7)

Other (income) expense, net	1	(12)	(9)	(10)

Loss before income taxes	(56)	(394)	(337)	(581)

Income taxes (benefit)	542	(45)	450	(118)

Net loss	$(598)	$(349)	$(787)	$(463)

Basic loss per common share	$(6.02)	$(3.52)	$(7.93)	$(4.67)
Diluted loss per common share	$(6.02)	$(3.52)	$(7.93)	$(4.67)

Average common shares	99,294,920	99,157,818	99,238,400	99,100,456
Average diluted common shares	99,294,920	99,157,818	99,238,400	99,100,456

Other Information:
Depreciation, depletion and amortization	$46	$50	$203	$182
Capital expenditures	$8	$29	$44	$238
Average common shares and average diluted common shares outstanding are calculated in accordance with Accounting Standards Codification 260, “Earnings Per Share.”

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Twelve Months
	ended December 31,		ended December 31,
	2009	2008	2009	2008
Net Sales:

North American Gypsum:
United States Gypsum Company	$315	$415	$1,432	$1,933
CGC Inc. (gypsum)	73	71	267	332
USG Mexico, S.A. de C.V.	36	44	142	201
Other *	10	13	40	74
Eliminations	(27)	(38)	(111)	(182)

Total	407	505	1,770	2,358

Building Products Distribution:
L&W Supply Corporation	270	435	1,289	1,993

Worldwide Ceilings:
USG Interiors, Inc.	90	109	429	531
USG International	55	59	222	304
CGC Inc. (ceilings)	14	13	56	61
Eliminations	(13)	(10)	(44)	(50)

Total	146	171	663	846

Eliminations	(103)	(130)	(487)	(589)

Total USG Corporation	$720	$981	$3,235	$4,608

Operating Profit (Loss):

North American Gypsum:
United States Gypsum Company	$57	$(81)	$(20)	$(261)
CGC Inc. (gypsum)	5	(10)	7	(8)
USG Mexico, S.A. de C.V.	3	3	12	20
Other *	(2)	1	(8)	8

Total	63	(87)	(9)	(241)

Building Products Distribution:
L&W Supply Corporation	(63)	(256)	(172)	(243)

Worldwide Ceilings:
USG Interiors, Inc.	5	3	53	61
USG International	(2)	(16)	2	(4)
CGC Inc. (ceilings)	2	1	7	11

Total	5	(12)	62	68

Corporate	(18)	(26)	(71)	(97)
Eliminations	2	—	5	1

Total USG Corporation	$(11)	$(381)	$(185)	$(512)

*	Includes a shipping company in Bermuda and a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	December 31,	December 31,
	2009	2008

Assets
Current Assets:
Cash and cash equivalents	$690	$471
Restricted cash	2	1
Receivables (net of reserves — $16 and $15)	357	467
Inventories	289	404
Income taxes receivable	20	15
Deferred income taxes	2	68
Other current assets	71	68

Total current assets	1,431	1,494

Property, plant and equipment (net of accumulated depreciation and depletion — $1,558 and $1,368)	2,427	2,562
Deferred income taxes	—	374
Goodwill	—	12
Other assets	239	277

Total Assets	$4,097	$4,719

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$205	$220
Accrued expenses	273	338
Short-term debt	—	190
Current portion of long-term debt	7	4
Income taxes payable	7	4

Total current liabilities	492	756

Long-term debt	1,955	1,642
Deferred income taxes	17	7
Other liabilities	703	764
Commitments and contingencies

Stockholders’ Equity
Preferred stock	—	—
Common stock	10	10
Treasury stock	(194)	(199)
Capital received in excess of par value	2,640	2,625
Accumulated other comprehensive loss	(80)	(227)
Retained earnings (deficit)	(1,446)	(659)

Total stockholders’ equity	930	1,550

Total Liabilities and Stockholders’ Equity	$4,097	$4,719

USG CORPORATION
SCHEDULE OF PRE-TAX, AFTER-TAX AND DILUTED LOSS PER SHARE AMOUNTS
INCLUDED IN THE CONSOLIDATED STATEMENTS OF EARNINGS:
(dollars in millions except per share data)
(Unaudited)

	Three Months		Twelve Months
	ended December 31,		ended December 31,
	2009	2008	2009	2008

Pre-Tax Income/(Charge)

Litigation settlement income	97	—	97	—

Restructuring and long-lived asset impairment charges	(29)	(68)	(80)	(98)

Goodwill and other intangible asset impairment charges	(2)	(226)	(43)	(226)

After-Tax Income/(Charge)

Litigation settlement income	97	—	97	—

Restructuring and long-lived asset impairment charges	(29)	(42)	(80)	(61)

Goodwill and other intangible asset impairment charges	(2)	(177)	(43)	(177)

Deferred tax asset valuation allowance	(548)	(68)	(575)	(71)

Diluted Income/(Loss) Per Share

Litigation settlement income	0.98	—	0.98	—

Restructuring and long-lived asset impairment charges	(0.29)	(0.42)	(0.81)	(0.62)

Goodwill and other intangible asset impairment charges	(0.02)	(1.78)	(0.43)	(1.78)

Deferred tax asset valuation allowance	(5.52)	(0.69)	(5.79)	(0.72)

Note on USG Core Business Results
Consolidated operating losses for three months and twelve months ended December 31, 2009 and 2008 included the following:
Periods ending December 31, 2009

					Building Products
	North American Gypsum		Worldwide Ceilings		Distribution		Corporate		Total
	Three	Twelve	Three	Twelve	Three	Twelve	Three	Twelve	Three	Twelve
(Millions of Dollars)	Months	Months	Months	Months	Months	Months	Months	Months	Months	Months

Restructuring and long-lived asset impairment charges	1	25	2	5	25	39	1	11	29	80

Goodwill and other intangible asset impairment charges	—	—	2	2	—	41	—	—	2	43

Litigation settlement income	97	97	—	—	—	—	—	—	97	97
Periods ending December 31, 2008

					Building Products
	North American Gypsum		Worldwide Ceilings		Distribution		Corporate		Total
	Three	Twelve	Three	Twelve	Three	Twelve	Three	Twelve	Three	Twelve
(Millions of Dollars)	Months	Months	Months	Months	Months	Months	Months	Months	Months	Months

Restructuring and long-lived asset impairment charges	31	48	3	5	28	34	6	11	68	98

Goodwill and other intangible asset impairment charges	1	1	12	12	213	213	—	—	226	226